CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Cash Reserves:

We consent to the use in this Registration Statement of Oppenheimer Cash Reserves, of our report dated September 17, 2009, relating to the financial statements and financial highlights of Oppenheimer Cash Reserves, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado
November 25, 2009